                                                                     Exhibit 2.1

                             DATED 6TH JULY, 2000





                               RW HOLDING, C.V.

                                 FAIT, L.L.C.

                              ROBERT WALTERS PLC

                                 THE DIRECTORS
                              NAMED IN SCHEDULE 1


                  CREDIT SUISSE FIRST BOSTON (EUROPE) LIMITED


                            WEST LB PANMURE LIMITED

                                      and

                        CHARTERHOUSE SECURITIES LIMITED
              ---------------------------------------------------

                    SPONSORSHIP AND UNDERWRITING AGREEMENT
              ---------------------------------------------------

                                   CONTENTS

Clause                                                                                                    Page
1.       Interpretation.................................................................................     7
2.       Documents and Appointments.....................................................................     7
3.       Admission and Allotment........................................................................     8
4.       Sale of Sale Shares............................................................................     9
5.       Conditions.....................................................................................    11
6.       Appointment of Sponsor as Agent................................................................    11
7.       Undertakings by the Underwriters...............................................................    12
8.       Advertising....................................................................................    13
9.       Underwriting...................................................................................    14
10.      Proceeds of the Global Offer...................................................................    14
11.      Settlement and Registration....................................................................    15
12.      Announcements..................................................................................    15
13.      Restrictions...................................................................................    16
14.      Commissions....................................................................................    18
15.      Expenses.......................................................................................    19
16.      Warranties.....................................................................................    20
17.      Tax............................................................................................    22
18.      Limits on Liability............................................................................    22
19.      Termination....................................................................................    23
20.      General Indemnity..............................................................................    25
21.      Stabilisation..................................................................................    28
22.      VAT............................................................................................    29
23.      Obligations of each Director...................................................................    30
24.      Changes in Directors...........................................................................    30
25.      Service Agreements.............................................................................    30
26.      Compliance.....................................................................................    31
27.      Notices........................................................................................    31
28.      Amendments.....................................................................................    33
29.      Supplemental...................................................................................    33

Schedules

1.       Part A - Executive Directors...................................................................
         Part B - Non-Executive Directors...............................................................
2.       The Sellers....................................................................................
3.       Interpretation.................................................................................
4.       Documents to be delivered to the Sponsor.......................................................
5.       Underwriting Allocations.......................................................................
6.       Representations and Warranties to be given by the Company and the Directors....................
7.       Tax............................................................................................
8.       Executive Directors' Limitations of Liability..................................................
9.       Non-Executive Directors' Limitations of Liability..............................................

THIS AGREEMENT is made on 6th July, 2000 BETWEEN:

(1) RW HOLDING, C.V. a Dutch partnership whose principal place of business is at Strawinskylaan 3105, 1077ZX, Amsterdam, The Netherlands ("RWH");

(2) FAIT L.L.C., a Delaware limited liability corporation whose principal place of business is at 1209 Orange Street, Wilmington, Delaware, 19801, USA ("FAIT", and, together with RWH, the "Sellers");

(3) ROBERT WALTERS PLC (registered number 3956083) whose registered office is at 25 Bedford Street, London WC2E 9HP (the "Company");

(4) THE DIRECTORS of the Company whose names are set out in column (1) of Parts A and B of Schedule 1 (the "Directors" and each a "Director");

(5) CREDIT SUISSE FIRST BOSTON (EUROPE) LIMITED of One Cabot Square, London E14 4QJ (the "Sponsor"); and

(6) WEST LB PANMURE LIMITED ("West LB") and CHARTERHOUSE SECURITIES LIMITED ("Charterhouse") of New Broad Street House, 35 New Broad Street, London EC2M 1SQ and 1 Paternoster Row, St. Paul's, London EC4M 7DH respectively (each an "Underwriter" and, together with the Sponsor, the "Underwriters").

WHEREAS:

(A) Application has been made to the UK Listing Authority to obtain a listing for the Shares and to the London Stock Exchange for the Shares to be admitted to trading on its market for listed securities. The Sponsor has agreed to act as sponsor in connection with the applications.

(B) The Company proposes to issue the New Shares and the Sellers propose to sell the Sale Shares pursuant to the arrangements described in the Price Range Prospectus and the Final Prospectus and this agreement.

(C) The Company has appointed the Sponsor as sponsor, financial adviser, sole global co-ordinator, lead manager and sole bookrunner, West LB and Charterhouse as co-managers and the Registrars as registrars and receiving agents in respect of the Global Offer.

(D) Application forms have been received from certain eligible employees of the Group (the "Employees") in some jurisdictions to subscribe New Shares and in other jurisdictions to subscribe for or purchase Sale Shares pursuant to the employee offer described in the Price Range Prospectus (the "Employee Offer").

(E) The Underwriters have sought from prospective institutional and professional investors in various jurisdictions (with the exception of the United States) non-binding indications of interest in subscribing for and/or purchasing Institutional Offer Shares as described in the Price Range Prospectus (the "Institutional Offer").

(F) Allocations under the Institutional Offer and Employee Offer have been determined at the discretion of the Sponsor (following consultation with the Company and the Sellers).

(G) Each Underwriter has agreed to underwrite its allocation under the Global Offer as set out in Schedule 5.

(H) The Directors have agreed to enter into this agreement in consideration of the Sponsor agreeing to act as sponsor, financial adviser, sole global co-ordinator, lead manager and sole bookrunner in respect of the Global Offer and the Underwriters agreeing to underwrite their allocation of the Global Offer.

(I) The Price Range Prospectus, Employee Letter and Application Form were published and distributed on 20th June, 2000 and the Sponsor has received the documents listed in Schedule 4, Part A and delivered them to the UK Listing Authority (where appropriate).

(J) The Guarantor has agreed to guarantee the obligations of the Sellers under this agreement pursuant to the Guarantee.

IT IS AGREED as follows:

                                Interpretation
                                --------------
The provisions of Schedule 3 apply in the interpretation of this agreement.

References in this agreement to any of the documents which are referred to in
Schedule 4 as being in the "Agreed Form" and to any of the documents listed in
Schedule 4 are references to that document:

in the form initialled for the purposes of identification by a director of the Company and a director of the Sponsor; or in that form as amended under clause 28.

                           Documents and Appointments
                           --------------------------
(1) As soon as reasonably practicable, and in any event before publication of the Final Prospectus, the Company shall ensure that (so far as it has the power to do so) the Sponsor receives the documents listed in Schedule 4, Part B.

(2) As soon as reasonably practicable, and in any event on or before the Settlement Date, the Company shall ensure (so far as it has the power to do so) that the Sponsor receives the documents listed in Schedule 4, Part C.

                            Admission and Allotment
                            -----------------------
The Company:
     (a) confirms that applications have been made for Admission and that the Sponsor has been appointed by it to act as sponsor in connection with the applications;

     (b) confirms that the Sponsor has been appointed by it to act as stockbroker in connection with the application for Admission;

     (c) confirms that application has been made to CRESTCo Limited to admit the Shares (issued and to be issued) as participating securities within CREST;

     (d) shall take all reasonable steps to ensure that Admission becomes effective and that the Shares are admitted as participating securities within CREST not later than 8.00 a.m. on 13th July, 2000 (or such later time and date as the Company and the Sponsor (on behalf of the Underwriters) may agree);

     (e) undertakes that on Admission it will allot and issue, in accordance with the terms of the Global Offer, the New Shares to the Placees or Employees (as the case may be) or to the Underwriters in each case in the proportions and as otherwise previously directed by the Sponsor, and that it will allot and issue all the New Shares to be allotted and issued by it pursuant to the Global Offer, fully paid up in cash at the Offer Price, free from all encumbrances and ranking pari passu with all other Shares; and

     (f) undertakes that on Admission it will allot and issue such of the New Shares as are being allocated to the Placees to the CSFB Nominee (Account 7), and the Company will procure that such Shares are credited by the Registrar to the CREST accounts of the CSFB Nominee (Account 7) as notified to the Registrar and the Company by the Sponsor.

The Company shall supply all such information, give all such undertakings, pay all such fees and execute all such deeds and documents as may properly be required by the UK Listing Authority or the London Stock Exchange in connection with the applications for Admission.

The Company shall supply all such information, give all such undertakings, pay all such fees and execute all such deeds and documents as may properly be required in connection with the admission of the Shares as participating securities within CREST.

Subject to the UK Listing Authority having approved the Final Prospectus, the Directors and the Company shall ensure that on or before 4.30 p.m. on 6th July, 2000 (or such later time and date as the Company and the Sponsor (on behalf of the Underwriters) may agree):

     (a) two copies of the Final Prospectus are delivered to the registrar of companies in London for registration pursuant to section 149 of the Act; and

     (b) the Final Prospectus is published in accordance with paragraph 8.4 of the Listing Rules.

(5) The Sponsor agrees with the Company and the Sellers that it will take all reasonable steps to assist the Company in obtaining Admission and in connection with the Company's compliance with this clause 3.

                              SALE OF SALE SHARES
                              -------------------
(1) Each of the Sellers undertakes and represents to the Company and to each Underwriter that the execution of this agreement by it has been duly authorised by it and this agreement constitutes its legal, valid and binding obligations, enforceable in accordance with its terms and that all corporate approvals and authorisations required by it for the execution of this agreement and the performance of its terms have been obtained, are unconditional and are in full force and effect.

(2) Each of the Sellers covenants with the Company and each Underwriter that, at the date hereof and at the time Listing becomes effective:

     (a) it has the right to sell and transfer the full legal and beneficial interest in the Sale Shares held by it pursuant to the Global Offer, on the basis and terms, and subject to the conditions, of the Offer Documents;

     (b)  the Sale Shares held by it are fully paid;

     (c) the information in Schedule 2 relating to each Seller is true and accurate; and

     (d) to the extent that any statements or omissions made in the Offer Documents are made in reliance upon and in conformity with written information furnished to the Company by the Sellers expressly for use therein, such Offer Documents, as of their date, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.

(3) The Sellers undertake to the Company and each Underwriter to sell the Sale Shares to such Employees and Placees as are (following consultation with the Sellers) allocated to them pursuant to the Global Offer and free from all equities, liens, charges and encumbrances of any kind and with all rights attaching to those shares.

(4) Immediately following the execution of this agreement each Seller shall deliver to the Sponsor:

     (a)  the Seller's Power of Attorney duly executed by it; and

     (b) a CREST transfer form (in favour of the CSFB Nominee (Account Prinaset)) undated and duly executed by it and a share certificate in the name of each Seller (or its nominee(s)) in respect of the Sale Shares (with the exception of the Sale Shares allocated to Employees). The Sponsor shall procure that the CSFB Nominee holds such CREST transfer form to the order of the Sellers until Admission. The Sellers shall confirm to the Registrar that such Sale Shares shall be held to the order of the CSFB Nominee (acting as agent of the Sellers) upon Admission. Each Seller agrees that immediately following Admission such Sale Shares shall be transferred in CREST to the CSFB Nominee (Account Prinaset) (acting as agent of the Sellers) and the Company shall procure that the CSFB Nominee (Account Prinaset) is registered as the holder of such Sale Shares; and

     (c) a duly executed block stock transfer form(s) in favour of such Employees as are to receive Sale Shares (details of whom will be notified to the Sellers by the Registrars).

(5) If either Seller fails to comply with subclause (4) any Director of the Company or the Sponsor may complete and execute on its behalf in favour of the CSFB Nominee (or the relevant Employees as the case may be) one or more CREST (or block) transfer forms in respect of the relevant Sale Shares and deliver those transfer form(s) to the CSFB Nominee (or the Registrars as the case may be).

(6) Without prejudice to the other provisions of this clause, each Seller shall execute any further documents and do anything which is necessary or, in the opinion of the Company or the Sponsor, desirable to ensure that the Sale Shares are held in the CREST account of the CSFB Nominee (Account Prinaset) immediately after Admission, and otherwise for the Sale Shares to vest in the relevant Employees and Placees.

(7) RWH unconditionally and irrevocably grants to the Sponsor (on behalf of the Underwriters) the option to require RWH to sell up to 10,400,000 additional Shares at the Offer Price as directed by the Sponsor, such option to be exercisable in part or in whole on one or more occasions upon notice in writing to RWH by the Sponsor given no later than 5.00 p.m. (London time) on the Stabilisation Period End Date. (i) If any such notice is given to RWH prior to the Settlement Date, then the number of Shares to which the notice relates shall be delivered by RWH (as directed by the Sponsor) on the Settlement Date. (ii) If any such notice is given to RWH on or after the Settlement Date then the number of additional Shares to which that notice relates shall be delivered by RWH (as directed by the Sponsor) within two Business Days of the date of that notice. In each case, the Sponsor shall pay to RWH the aggregate Offer Price payable in respect of the additional Shares in respect of which the option is exercised less a commission equal to 4 per cent. of the Offer Price multiplied by the number of such additional Shares in respect of which the option is exercised on the same date as and against delivery of such additional Shares.

                                  Conditions
                                  ----------
(1) Clauses 6 and 7 come into effect when the Sponsor is satisfied that the Final Prospectus has been delivered for registration and published in accordance with clause 3(4). If the Sponsor is not satisfied as to those matters on or before the Settlement Date those clauses never come into effect.

(2)  Clause 9 shall come into effect when:

     (a) each of the documents listed in Schedule 4, Part B has been delivered to the Sponsor; and

     (b) the UK Listing Authority has agreed to admit the Shares to the Official List and conditional dealings in the Shares have commenced on or before 6th July, 2000 or such later time and date as the Company and the Sponsor (on behalf of the Underwriters) may agree.

(3)  If:
     (a) either of the conditions set out in subclauses (1) and (2) is not fulfilled on or before the date specified in the relevant subclause; or

     (b) any of the Company, the Directors or either Seller or the Guarantor has not complied, in all material respects, with all its respective obligations under this agreement or the Guarantee which fall to be performed or satisfied on or prior to the Commencement of Dealings; or

     (c) any event has occurred which would make any of the representations and warranties contained in clauses 4(1), (2) or (3) or 16 and Schedule 6 given by the Company or the Directors or the Sellers, or those in the Guarantee given by the Guarantor, untrue or incorrect in any material respect in the context of the Global Offer or the application for Listing if they had been repeated at any time up to and including the time when the final condition (other than this condition) has been satisfied; or

     (d) Listing has not become effective or the Shares have not been admitted as participating securities within CREST by 8.00 a.m. on 13th July, 2000,

     clause 19(1) shall apply as if non-fulfilment of the relevant condition (or other event set out in this clause 5(3)) had been the service of a termination notice and, save as specified in clause 19(3), no party shall have any further rights or obligations under this agreement.

                        Appointment of Sponsor as Agent
                        -------------------------------
(1) The Company hereby appoints the Sponsor (on behalf of the Underwriters) as its agent for the purpose of carrying out the Global Offer and arranging subscribers of

     New Shares under the Institutional Offer and, to the extent required, under the Employee Offer on behalf of the Company on the terms and subject to the conditions of the Global Offer or Employee Offer (as appropriate) as set out in the Offer Documents.

(2) The Sellers hereby appoint the Sponsor (on behalf of the Underwriters) as their agent for the purpose of carrying out the Global Offer and arranging purchasers of Sale Shares on their behalf on the terms and subject to the conditions of the Global Offer as set out in the Offer Documents.

(3)  The Sponsor accepts the appointments under subclauses (1) and (2).

(4) The Company confirms that the appointment under subclause (1) confers on the Sponsor (on behalf of the Underwriters) all powers, authorities and discretions on behalf of the Company which are necessary for, or reasonably incidental to, the carrying out of the Global Offer, to the extent that it relates to New Shares and the Employee Offer (to the same extent), and shall ratify and confirm everything which the Sponsor lawfully does in carrying out or exercising such appointment, powers, authorities and discretions.

(5) The Sellers confirm that the appointment under subclause (2) confers on the Sponsor (on behalf of the Underwriters) all powers, authorities and discretions on behalf of the Sellers which are necessary for, or reasonably incidental to, the carrying out of the Global Offer to the extent that it relates to Sale Shares, and shall ratify and confirm everything which the Sponsor lawfully does in carrying out or exercising such appointment, powers, authorities and discretions.

(6) The Company and the Sellers hereby irrevocably authorise the Sponsor to give to the Registrars and/or CRESTCo Limited and/or the Underwriters any instructions consistent with this agreement and the Offer Documents which the Sponsor considers necessary for or incidental to the Global Offer or for otherwise giving effect to this agreement.

                       Undertakings by the Underwriters
                       --------------------------------
(1) Each Underwriter severally represents, warrants and undertakes to each other and the Company and the Sellers that:

     (a) it has not offered or sold and will not offer or sell any Global Offer Shares to persons in the United Kingdom prior to admission of such shares to listing in accordance with Part IV of the Act except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the Act;

     (b) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the Global Offer, other than any document which consists of or any part of listing particulars, supplementary listing particulars or any other document required or permitted to be published by listing rules under Part IV of the Act, to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on; and

     (c) it has complied and will comply with all applicable provisions of the Act with respect to anything done by it in relation to the Global Offer in, from or otherwise involving the United Kingdom.

(2) Each Underwriter severally and not jointly understands and agrees that the New Shares and Sale Shares have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons. Each Underwriter severally and not jointly represents, warrants and undertakes that it has not offered or sold, and will not offer or sell, any New Shares or Sale Shares constituting part of its allotment within the United States or to, or for the account or benefit of, U.S. persons.

(3) Each Underwriter severally and not jointly represents, warrants and undertakes that neither it, its affiliates, nor any persons acting on its or their behalf has engaged or will engage in any directed selling efforts (as defined in Regulation S) with respect to the New Shares and Sale Shares and it and they have complied and will comply with the offering restrictions requirement of Regulation S.

(4) The Underwriters each severally and not jointly undertake to each other and the Company and the Sellers that, in respect of jurisdictions outside the United Kingdom it will only procure subscribers or purchasers for, and make sales of, Institutional Offer Shares to Placees in accordance with applicable laws and regulations.

                                  Advertising
                                  -----------
(1)  The Company shall ensure that:

     (a) the second Formal Notice shall be published in the Financial Times (or other national newspaper approved by the Sponsor and published in the United Kingdom) no later than the next Business Day after the Publication Date; and

     (b) sufficient copies of the Final Prospectus are made available at the registered office of the Company, at the UK Listing Authority and other locations referred to in the Formal Notice to satisfy public demand in accordance with paragraphs 8.4 and 8.5 of the Listing Rules.

     If for any reason the advertising referred to in paragraph (a) does not take place or takes place but with a material restriction on its circulation, the Sponsor shall cause to take place, on such date as shall be determined by the Sponsor (subject to the approval of the UK Listing Authority), such advertising of the Formal Notice as is practicable and complies with the Listing Rules.

(2) The Company shall arrange for copies of the Final Prospectus to be made available immediately after the Final Prospectus is published in accordance with clause 3(4).

                                 Underwriting
                                 ------------
(1) In respect of the Global Offer, each Underwriter severally, and not jointly, agrees to procure (as agent for the Company and the Sellers respectively) subscribers or purchasers for, and failing which (as principal) to subscribe for or purchase, the number of Global Offer Shares set out against its name in Schedule 5 at the Offer Price and in either case to make payment for value on the Settlement Date to the Sponsor (by no later than 3.30 p.m.).

(2) Each Underwriter may elect to receive any or all of the Shares to be taken by it pursuant to this clause in uncertificated form, in which event it shall notify the Sponsor of the CREST account to which such Shares as are to be taken in uncertificated form are to be credited in accordance with clause 11(3) not later than 8.30 a.m. on the Settlement Date.

(3) The execution by each Underwriter of this agreement shall constitute its application for such number of New Shares as it is required to subscribe for pursuant to this clause.

                         Proceeds of the Global Offer
                         ----------------------------
(1) On the Settlement Date, the Sponsor shall pay (or give instructions to the Registrars to pay):

     (a) to the Sellers the price for the Sale Shares received or payable by the Underwriters pursuant to clause 9 (less the amounts payable by the Sellers under clauses 14 and 15) to their bank account, details of which have been notified to the Sponsor; and

     (b) to the Company the price for the New Shares received or payable by the Underwriters pursuant to clause 9 (less the amounts payable by the Company under clauses 14 and 15 (as set out in the estimate of expenses in the Agreed Form) to the Group's account at HSBC Bank plc at its branch at Baker Street (sort code 40-01-06, account number31242733).

(2) The Sponsor shall pay to the Sellers the price for the Shares purchased pursuant to the option in clause 4(7) (less any amounts payable by the Sellers) to the Sellers' bank account set out in subclause (1)(a) above.

                          Settlement and Registration
                          ----------------------------
(1) The Sellers and the Sponsor shall procure that upon Admission the CSFB Nominee will hold the Sale Shares the subject of the Institutional Offer as trustee on trust for the Placees of such Sale Shares in the proportions and as otherwise determined by the Sponsor in accordance with this agreement.

(2) The Sponsor shall procure that upon Admission the CSFB Nominee will hold such of the New Shares as are credited to its CREST accounts pursuant to clause 3(1)(f) as trustee on trust for the subscribers of such New Shares, in the proportions and as otherwise directed by the Sponsor and the Company will instruct the Registrar to register the CSFB Nominee (Account 7) as the holder of such New Shares in its register of members.

(3) The Sponsor shall procure the crediting of such of the New Shares and Sale Shares as are to be received by the Placees or the Underwriters in uncertificated form to the CREST accounts of such recipients as notified by them or in accordance with clause 9 (subject to receipt by the Sponsor of payment for such Shares in accordance with the terms and conditions of the Global Offer contained in the Offer Documents or clause 9 as appropriate).

(4)  The Company shall procure:

     (a) the certification or re-certification by the Registrars of such number of the New Shares and Sale Shares as are to be held in certificated form by Employees (and Placees as the case may be) and the despatch of share certificates in respect of such Shares to the persons (or nominees of such persons) by whom such Shares have been subscribed or purchased before close of business on the Settlement Date; and

     (b) that the persons entitled to be registered as the holders of the Sale Shares and the New Shares are registered promptly (in accordance with any reasonable directions which the Sponsor may give).

(5) The obligations of the Company and the Sponsor pursuant to subclauses (3) and (4) shall be subject:

     (a) to delivery to the Sponsor of confirmation of registration details by Placees and Employees in respect of such of the New Shares and Sale Shares as are taken or purchased by them; and

     (b)  to the CREST Regulations and the CREST Rules.

                                 Announcements
                                 -------------

(1) Until the Announcement Date, no party to this agreement except the Sponsor shall, and the Sellers and the Company shall procure that no Group company shall (in response to enquiries or otherwise) make any public statement or publish any document which relates to:

     (a)  the Global Offer; or

     (b) any Group company unless it is a normal trade announcement or document,

     except as required by law or the UK Listing Authority, the London Stock Exchange or other competent regulatory body or with the prior written consent of the Sponsor, such consent not to be unreasonably withheld or delayed.

(2) The Sellers and the Company shall not, and shall procure that no Group company shall, before the Announcement Date, take any steps which, in the reasonable opinion of the Sponsor, would be inconsistent with any expression of policy or intention in the Offer Documents.

(3)  The Sellers and the Company:

     (a) shall consult with the Sponsor in advance concerning any public statement or document which any Group company proposes to make or publish before the Announcement Date and which relates to the Group's financial or trading position or prospects, the dividend policy of the Company or to any acquisition, disposal, reorganisation, take-over, management development or any other matter (similar or not to the foregoing) affecting any Group company; and

     (b) shall forward to the Sponsor for its comments (to which the Company shall have due regard) drafts or proofs of any accounts or of any public statement or document which any Group company proposes to make or publish before the Announcement Date and which relates to any matter falling within paragraph (a).

(4) In subclauses (1) and (3), references to making a public statement or publishing a document include authorising or permitting another person to do so.

                                 Restrictions
                                 ------------
(1)  The Company undertakes to the Sponsor that it will not:

     (a) between the date of this agreement and the date falling 12 months after the date of Admission, enter into any agreement or arrangement or do or permit to be done any other act or thing which, in any case, would give rise to any obligation to make any announcement to the UK Listing Authority in accordance with the Listing Rules other than as a consequence of the requirements of Part VI of the Companies Act 1985 or Part X of the Companies Act 1985 (provided not as a result of the actions of any Director); and

     (b) between the date of this agreement and the date falling 12 months after the date of Admission, enter into any agreement or arrangement or do or permit to be done any act or thing which may involve any increase in, or obligation (whether contingent or otherwise) to issue, allot or grant options over, shares in the capital of the Company (other than a grant, in accordance with normal practice, or the exercise of options under the Company's share option schemes described in paragraph 7 of part VI of the Price Range Prospectus) which would require the Company to issue listing particulars under the Listing Rules, without, in any such case, the prior written consent of the Sponsor, such consent not to be unreasonably withheld.

(2) Each Seller undertakes to each of the Underwriters and the Company not to offer, lend, sell or contract to sell, mortgage, charge, assign, issue options in respect of, or otherwise dispose of, directly or indirectly, or announce an offering or sale of, any Shares retained by it or any other securities exchangeable for or convertible into, or substantially similar to, Shares (or any interest therein or in respect thereof) or enter into any transaction with the same economic effect as, or agree to do, any of the foregoing for a period of six months from Admission, except with the prior consent of the Sponsor such consent not to be unreasonably withheld or delayed.

     For the purposes of this clause 13(2), "Shares" shall mean ordinary shares in the issued share capital of the Company owned by either Seller or any of its affiliates (or in respect of which either Seller or any of its affiliates is interested) at the Settlement Date or owned at any later time (including for the avoidance of doubt any other securities so owned, exchangeable for or convertible into, or substantially similar to, the Shares) or any rights arising from any such Shares or attached to any such Shares at any time.

(3) Each of the Executive Directors undertakes to each of the Underwriters and the Company not to offer, lend, sell or contract to sell, mortgage, charge, assign, issue options in respect of, or otherwise dispose of (for the purposes of this clause 13 a "disposal"), directly or indirectly, or announce an offering or sale of, any Shares or any other securities exchangeable for or convertible into, or substantially similar to, Shares (or any interest therein or in respect thereof) or enter into any transaction with the same economic effect as, or agree to do, any of the foregoing for a period of six months from Admission, except with the prior consent of the Sponsor.

     For the purpose of this clause 13(3), "Shares" shall mean ordinary shares in the issued share capital of the Company owned by relevant Executive Director or any of his Connected Persons (or in respect of which the relevant Executive Director or any of his Connected Persons is interested) at the Settlement Date or owned at any later time (including for the avoidance of doubt Shares issued to them pursuant to options granted to them at or prior to or contingent on the Global Offer or any other securities so owned, exchangeable for or convertible into, or substantially similar to, the Shares) or any rights arising from any such Shares or attached to any such Shares at any time.

(4) Each Seller (for itself) and each Executive Director (for himself) shall take reasonable steps to ensure that none of its/his Connected Persons or affiliates (as may be appropriate) will take any of the actions referred to in subclause (2) and (3) (as may be appropriate).

(5) Each Seller and each Director severally undertakes to each of the Underwriters and the Company that it/he will not (and will procure that his or its Connected Persons or affiliates shall not) take, directly or indirectly, any action which is designed to or which constitutes or which might reasonably be expected to cause or result in stabilisation or manipulation of the price of any security of the Company or facilitate the sale or resale of the Shares.

(6) For the purpose of this clause in relation to an individual a "Connected Person" means:

     (a) any person or persons acting in his or their capacity as trustee or trustees of a trust of which such individual is the settlor, provided that there are no persons beneficially interested under the trust other than that individual or his spouse or any child under the age of 18; or

     (b) any person who is the spouse, a sibling, a parent or a child of that individual.

(7) The Sellers, the Company and the Executive Directors acknowledge that any decision by the Sponsor to withhold consent in any of the circumstances above mentioned in this clause shall not form the basis of any claim against the Sponsor for any damage, loss, cost or expense alleged to have been caused by such decision, unless (other than pursuant to subclause
     (3)(a) above) its consent is withheld unreasonably.

(8) This clause 13 does not preclude an Executive Director or Seller, or a person affiliated/connected with him/it, from (i) accepting any offer for shares in the Company of a kind to which the City Code applies if it has become or been declared unconditional in all respects or if it is recommended for acceptance by the Company's directors, or (ii) in the case of the Executive Directors, transferring any Shares held by him to a family trust, or (iii) making a disposal if required by law or by any regulatory authority, or (iv) making a disposal to satisfy any claims made a against such person under this agreement or (v) in the case of a Seller, transferring any Shares held by it to an affiliate or holding company of it, but only for so long as such transferee remains an affiliate.

                                  Commissions
                                  -----------
(1) The selling commissions shall be borne by the Sellers and the Company in proportion to the number of Global Shares sold or issued by them respectively.

(2) The amount of selling commissions to be deducted from the proceeds of the Global Offer by the Sponsor on behalf of the Underwriters is a sum equal to 4 per cent. of the Offer Price multiplied by the number of Global Offer Shares sold or issued pursuant to the Global Offer.

(3) The amounts (including any applicable VAT properly chargeable thereon, subject to production of a valid VAT invoice) payable to the Sponsor under this clause shall become due at the same time as the payments to be made by the Sponsor under clause 10.

                                   Expenses
                                   --------
(1) All stamp duty and/or (if applicable) stamp duty reserve tax ("SDRT") payable in connection with any transfer of the Sale Shares under the Global Offer (and the Shares the subject of the option under clause 4(7)) by the Sellers to the CSFB Nominee, the Placees, the Employees and/or the Sponsor and/or to the nominee(s) of any of them (or, in relation to the Shares the subject of the option under clause 4(7), by the CSFB Nominee and/or the Sponsor to any transferee) (other than any stamp duty or SDRT arising pursuant to sections 67, 70, 93 or 96 of the Finance Act 1986) shall be the sole liability of the Sellers. If applicable the Sponsor shall be entitled to deduct such stamp duty and/or SDRT from the payments to be made to the Sellers under clause 10 and to pay such stamp duty on behalf of the Sellers and to account for such stamp duty reserve tax to the Inland Revenue under a valid regulation 4 agreement on behalf of the Sellers.

(2) The Sellers shall pay all other expenses connected with this agreement, the Admission, the admission of the Shares as participating securities within CREST, the Global Offer and any related arrangement, including, but not limited to, the London Stock Exchange fee, the UK Listing Authority fee, roadshows (including the fees of any investor relations or roadshow advisers), and including, in particular, those for the preparation, printing, publication, advertising and distribution of the Offer Documents, registration and listing fees and expenses, the fees of the Registrars, the Company's own legal fees (with the exception of the fees of Titmuss Sainer Dechert which shall be paid by the Company), accounting fees and all professional expenses (including the legal fees and reasonable travel, accommodation, document production and courier costs of the Underwriters) and any applicable tax properly incurred thereon (but not tax suffered by the recipient of any fees as a result of the receipt of such fees) including (without limitation), if applicable, VAT (in accordance with clause 22) and any stamp duty and SDRT (other than pursuant to sections 67, 70, 93 or 96 of the Finance Act 1986) payable in connection with the issue of the New Shares pursuant to the Global Offer.

(3) Any expenses which are payable under subclause (2) and which have been incurred by the Underwriters shall become due at the same time as (and shall be deducted from) the payments to be made by the Sponsor under and in accordance with clause 10.

(4) Expenses which the Underwriters incur, or in respect of which the Underwriters receive an invoice, subsequent to the time payments and deductions are made under clause 10, which are payable under subclause (2) (and which have not already been paid by the Company), shall be invoiced by the Underwriters as those expenses arise or the invoices are received and shall be paid by the Company within seven days.

                                  Warranties
                                  ----------
(1) The Company and each of the Sellers (on a several basis as between the Company and the Sellers but jointly and severally as between the Sellers) and the Executive Directors (on a joint and several basis) represent and warrant to each of the Underwriters (and in the case of the Sellers to the Company, but only to the extent of the representations and warranties in paragraphs 2(2), 2(3) and 3(1) of Schedule 6) as at the date of this agreement in the terms set out in Part A of Schedule 6.

(2) Each of the Non-Executive Directors (on a several basis) represents and warrants to each of the Underwriters in the terms set out in Part B of
     Schedule 6.

(3) The Company, the Sellers and each Director shall notify the Sponsor immediately on becoming aware (whether before or after the Commencement of Dealings) of anything which:

     (a) indicates that any statement in the Prospectuses is or might be untrue or misleading or that the Prospectuses omit or might omit any matter whose inclusion in the Prospectuses is required by Part IV of the Act, the Listing Rules or the UK Listing Authority; or

     (b) is or might be material in the context of any assumption or other matter relevant to any forecast or statement about prospects in the Prospectuses; or

     (c) indicates that a significant change or new matter has or might have occurred before the Commencement of Dealings which would have been required to be included in the Prospectuses had such change or new matter occurred before their publication.

(4) The Company, each Director and the Sellers shall also notify the Sponsor immediately upon becoming aware at any time before the Commencement of Dealings of anything which indicates:

     (a) that any statement set out in Schedule 6 or clause 4 was or might have been untrue or misleading at the date of this agreement; or

     (b) that, if any such statement had been or were to be repeated at any time before the Commencement of Dealings with reference to the circumstances existing at that time, it would or might then be untrue or misleading.

(5) The Company, each Director and the Sellers shall take all reasonable steps promptly to provide the Sponsor with any further information which it reasonably requests if it is notified or otherwise becomes aware of anything such as is referred to in subclauses (3) or (4).

(6) If the Sponsor is notified or otherwise becomes aware of anything such as is referred to in subclauses (3) or (4), the Sponsor may, if it reasonably considers it proper to do so, require the Company at the expense of the Company or (if appropriate) the Sellers:

     (a) to prepare a supplementary listing prospectus, submit it in such terms as the Sponsor reasonably specifies to the UK Listing Authority for its approval and, if approved, publish it;

     (b) to make an announcement in such terms and manner as the Sponsor may reasonably specify;

     (c) to despatch communications in such terms and manner and to such persons or classes of persons as the Sponsor may reasonably specify; and

     (d) to take such additional or alternative steps (whether similar or not to any of the foregoing) as the Sponsor may reasonably specify.

(7) The Company (in respect of the New Shares) and each Seller (in respect of the Sale Shares and in respect of subclauses (a), (b) and (c) and in respect of its own actions only) severally and not jointly represent, warrant and agree with each of the Underwriters that:

     (a) neither the Company, the Sellers, nor any of their affiliates (as defined in Rule 501(b) under the Securities Act) nor any persons acting on its or their behalf has engaged in or will engage in any directed selling efforts (as defined in Regulation S under the Securities Act) in connection with the Global Offer and that they have complied and will comply with the offering restrictions requirements of Regulation S;

     (b) neither the Company, the Sellers nor any of their affiliates (as defined in Rule 501(b) under the Securities Act) nor any person acting on its or their behalf has taken or will take any action that would require the registration of the Sale Shares and the New Shares under the Securities Act;

     (c) neither the Company, the Sellers nor any of their affiliates (as defined in Rule 501(b) under the Securities Act) nor any person acting on its or their behalf has engaged or will engage, directly or indirectly, in any course of conduct which has constituted or might reasonably be expected to cause or result in the stabilisation or manipulation of the price of the Sale Shares and the New Shares or any securities of the same class as the Sale Shares and the New Shares; and

     (d) the Company is a "foreign issuer" and reasonably believes that there is no "substantial US market interest" (each as defined in Regulation
          S) in the New

          Shares and Sale Shares or in any securities of the same class as the New Shares and Sale Shares.

                                      Tax
                                      ---
     The provisions of Schedule 7 apply in relation to the Sellers' and the Executive Directors' obligations in respect of certain tax liabilities of the Group.

                              Limits on Liability
                              -------------------
(1) The following limits apply to the liability of the Company and the Directors under this agreement. In this clause a person's "liability for warranties" means the aggregate of the amounts payable by it/him by virtue of clause 16 and "liability for warranties, indemnities and tax" means the aggregate of the amounts payable by him by virtue of clauses 16 and 20 and
     Schedule 7 (as the case may be) exclusive of any amounts payable in respect of interest, expenses or VAT properly charged thereon.

(2) Each Executive Director's liability for warranties, indemnities and tax is limited to the amount set opposite his name in Schedule 8.

(3) Each Non-Executive Director's liability for warranties is limited (in addition to any limitations set out in Part B of Schedule 6):

     (a)  to the amount set out in Schedule 9 opposite his name; and

     (b) in time such that any claim by an Underwriter for breach of any warranty must be notified to the Non Executive Director concerned before the second anniversary of Admission.

(4) None of the limitations contained in this clause 18 shall apply to any claim against the Sellers, the Company or a Director which arises as a result of fraud or wilful default.

(5) Save to the extent that the Company has failed to comply with any of its obligations under this agreement, neither Seller nor any Director shall seek to recover any amount from any Group company or any of its officers or employees in connection with any claim or matter arising out of this agreement, or seek to set off against, or to withhold from, any sum owing to any Group company or any of its officers or employees any amount owing by any Group company or any of its officers or employees in connection with any such claim or matter.

(6) The liability of the Company (and in the case of paragraphs (b) and (c) below the Directors) under clause 16(1) shall be limited as follows:

     (a) it shall not exceed the subscription proceeds in respect of the New Shares;

     (b) if the Company or the Directors (as the case may be) pay to the Underwriters an amount in respect of any liability under clause 16 and the Underwriters subsequently actually recover from a third party a sum which is directly referable to such liability and which is, when added to the amount paid by the Company or the Directors (as the case may be), in excess of the total losses incurred by the Underwriters in respect of any breaches of clause 16 giving rise to such liability and in respect of all other valid claims made pursuant to this agreement, the Underwriters shall as soon as reasonably practicable repay to the Company or the Directors (as the case may be) an amount equal to such excess after deducting all reasonable costs, charges and expenses incurred by the Underwriters in recovering that sum from the third party and after deducting any amount incurred or paid by the Underwriters for taxation (or after compensating the Underwriters for the loss of any relief or allowance) in respect of such sum; and

     (c) no claim shall be made against the Executive Directors under clause 16 unless written notice of the claim shall have been given to the Executive Directors on or before the fourth anniversary of Admission.

(7) If any claim is made against the Sellers, the Company and/or the Directors under the warranties or indemnities, then the liability shall be shared between such parties in the following manner:

     (a) the liability shall (in the absence of fraud or dishonesty on the part of the Directors) firstly be met by or recovered from the Sellers and the Company in the same ratio that the Sale Shares bear to the New Shares; and

     (b) subject thereto, the liability shall be met by or recovered secondly from the Executive Directors and thirdly the Non-Executive Directors.

(8) Neither the Company nor any of the Directors shall have any liability under this agreement to the Underwriters in respect of any breach by the Sellers of the provisions of clause 4 nor are the Sellers to have any liability under this agreement to the Company or any of the Directors save as expressly set out in clause 4 and Schedule 7.

(9) The limits on liability contained in this clause 18 do not, for the avoidance of doubt, affect or otherwise limit the liability of the Seller, the Company or the Directors under the Financial Services Act 1986 or any legislation applicable to the Global Offer or at common law.

(10) The Executive Directors shall have no liability in respect of the Warranties in paragraph 10 of Schedule 6 to the extent that such liability arises as a result of the Reorganisation (as defined in Schedule 7).

                                  TERMINATION
                                  -----------
(1) Subject to subclauses (3) and (4), no party shall have any further rights or obligations under this agreement if any of the circumstances mentioned in subclause (2) occurs and, before Admission becomes effective, the Sponsor (on behalf of the Underwriters) serves or is deemed to serve on the Company a notice (a "termination notice") which states that the Sponsor is bringing this clause into operation and briefly describes the main events or matters that the Sponsor considers are relevant for the purposes of subclause (2).

(2)  Those circumstances are if:

     (a) the Company, a Director, either Seller or the Guarantor fails to comply with any obligation under this agreement or the Guarantee or otherwise relating to the Global Offer and the Sponsor (on behalf of the Underwriters) is of the opinion that such failure to comply is material in any respect; or

     (b)  the Sponsor (on behalf of the Underwriters) is of the opinion that:

          (i)   any of the statements set out in clauses 4(1), (2) or (3) or
                Schedule 6 is untrue, incorrect or misleading in any material respect; or

          (ii) an event has occurred, or is likely to occur, and that in the light of that event any of those statements would be untrue, incorrect or misleading in any material respect were it to be made immediately before the service of the termination notice and with reference to the circumstances then existing; or

          (iii) any of the representations or warranties contained in clause 16 and schedule 6 is untrue, incorrect or misleading in any material respect if deemed to be repeated as at the Settlement Date; or

     (c) without prejudice to paragraph (b), the Sponsor (on behalf of the Underwriters) is of the opinion that an event has occurred, or is likely to occur, and that the event:

          (i) constitutes or (if it occurs) will constitute a significant change or new matter which is material in the context of the Global Offer; or

          (ii) is or (if it occurs) will be material in the context of any assumption or other matter relevant to any forecast or statement about prospects in the Prospectuses which is material in the context of the Global Offer, and in either case will require the publication of supplementary listing particulars; or

     (d) the Sponsor is of the opinion that there has been such a change, whether or not foreseeable at the date of this agreement, in national or international financial, political, economic or market conditions (including disruption to trading on any stock exchange or in any over-the-counter market), or there has been such a change in the currency exchange rates or exchange controls or there has been a declaration of a general moratorium on commercial banking activities or any change in the financial markets which, in any such case, would be likely to prejudice the implementation of the Global Offer and distribution of the Shares.

     In this subclause references to an event occurring include a state of affairs developing and events anywhere in the world; and in paragraph (d) "market conditions" means conditions regarding equities in the sector to which the Company belongs or conditions regarding equities generally.

(3) If a termination notice is served or is deemed served, the Sellers shall forthwith pay to the Underwriters the sum which the notice (or, in the case of deemed service, a notice of expenses served on the Company) specifies is the aggregate amount of all expenses falling within clause 15 incurred by the Underwriters as at the date on which the termination notice is served (or at any earlier date that is specified in the notice) (or deemed to be served).

(4) Clauses 1, 12, 15, 18, 19, 20, 22, 27, 28 and 29 of this agreement and the Guarantee shall remain in full force notwithstanding a termination notice. A termination notice shall not affect any of the Sponsor's or Underwriters' rights in connection with any breach of this agreement or otherwise and, in particular, in relation to clauses 16, 17 and 20, and any claim against the Guarantor made pursuant to the Guarantee.

(5) A termination notice may be served by one of the methods prescribed by clause 27.

                               General Indemnity
                               -----------------
(1) No claim may be made by the Company or any of the Directors or the Sellers or the Guarantor against the Sponsor or the Underwriters or any of their respective affiliates (as defined by Rule 501(b) of Regulation D under the Securities Act) or any person who controls the Sponsor or any Underwriter within the meaning of section 15 of the Securities Act or section 20 of the Exchange Act or any of their respective directors, officers, employees or agents (each an "Indemnified Person") to recover any damage or expense which the Company or any of the Directors or the Sellers or the Guarantor may suffer by reason of or arising out of the performance of the Sponsor's or Underwriters' obligations under this agreement or otherwise in connection with the issue or sale of the Sale Shares or the New Shares, the despatch of the Offer Documents or the fact that the Offer Documents are untrue, inaccurate or misleading in any material respect or do not contain all facts material to an intending subscriber or purchaser of the New Shares or Sale Shares, except to the extent that the damage or expense is agreed by a relevant settlement or finally judicially determined to have arisen from that Indemnified Person's fraud, wilful default or negligence or material breach of the Act, the rules of the UK Listing Authority, the CREST Regulations or the CREST Rules in any such case which are directly applicable to the Global Offer.

(2) Subject to subclauses (3) and (4) and in consideration of the Sponsor agreeing to sponsor the application for Listing of the Shares, agreeing to make the Global Offer on the terms of this agreement and the Underwriters agreeing to underwrite the Global Offer on the terms of this agreement, the Sellers (jointly and severally) and the Company (severally) and the Executive Directors (jointly and severally) undertake with the Sponsor and each other Indemnified Person, to indemnify each Indemnified Person against all claims, actions, demands, proceedings, liabilities and judgements ("claims") made or established against any Indemnified Person and against all losses, costs, charges and expenses ("losses") which an Indemnified Person may suffer or incur in connection with or arising out of any of the following:

     (a) the provision of the Sponsor's services under this agreement and the performance by the Sponsor or any other Indemnified Person on its behalf of its obligations under this agreement;

     (b)  the issue of any press announcements or the Offer Documents;

     (c) the issue or sale of the Global Offer Shares or the despatch of share certificates in respect of them;

     (d) any press announcement or any of the Offer Documents being or being alleged to be untrue, inaccurate, incomplete or misleading; and

     (e) any breach by the Sellers, the Company, or any of the Directors of any of their respective obligations under this agreement, the Act, the Rules of the UK Listing Authority, the CREST Regulations, the CREST Rules or any breach of any of the warranties, representations and undertakings contained in this agreement or any allegation of circumstances which constitute such a breach.

(3)  The indemnity in subclause (2) above (other than in respect of paragraph
     (e)) shall not extend to any claims or losses (i) to the extent that they are agreed by a relevant settlement or finally judicially determined to have resulted from that Indemnified Person's fraud, wilful default or negligence or material breach of the Act, the rules of the UK Listing Authority, the CREST Regulations or the CREST Rules in any such case which are directly applicable to the Global Offer or (ii) which arise from the Sponsor being required to subscribe for or purchase Global Offer Shares pursuant to its underwriting obligations in clause 9, unless such claims or losses are occasioned by or are attributable to or would not have arisen but for (in each case directly or indirectly) any breach by the Sellers, the Company or any of the Directors of any of their respective obligations under this agreement or of any of the warranties, representations and undertakings referred to in clauses 4(1), (2), (3), 16 or Schedule 7 or any allegation of circumstances which constitute such a breach.

(4) If any claim is made by a third party against any Indemnified Person, the Sellers and/or the Company may have sole conduct of the defence of any claim or action against such Indemnified Person with counsel satisfactory to such Indemnified Person (which shall not, except with the consent of the Indemnified Person, be counsel to the indemnifying party) provided that:

     (a) the relevant Underwriter has the right to information, consultation and representation concerning the development and defence of any litigation or threatened litigation;

     (b) no admission of liability or compromise whatsoever in connection with the claim or action may take place without the relevant Underwriter's prior written consent unless, following consultation with the relevant Underwriter, such admission or compromise acknowledges that no Indemnified Person had any responsibility for the matters giving rise to such claim; and

     (c) the relevant Underwriter or the appropriate Indemnified Person has the right at any time on giving reasonable notice to re-assume (at its cost thereafter) the defence of any claim or action assumed by the Company and/or the Sellers, as applicable.

     In the event that the relevant Underwriter or any other Indemnified Person assumes or re-assumes the defence of any claim or action against an Indemnified Person it will keep the Company and/or the Sellers, as applicable, informed about the conduct of the proceedings, consult with the Company and/or the Sellers, as applicable, and take account of the views of the Company and/or the Sellers (as applicable) so far as reasonably possible, but will have sole conduct of any proceedings or dispute that may arise and absolute discretion with regard to the progress, negotiations and settlement (if any) thereof.

(5) (a) Any sum payable under the indemnity contained in subclause (2) shall be paid without and free and clear of any deduction or withholding whatsoever save only as may be required by law. If any such deduction or withholding is required by law, the relevant payer shall, on the date the relevant payment is made, pay such additional amounts as may be necessary to ensure that the relevant Indemnified Person receives and retains a net amount equal to the full amount which it would have received and retained in the absence of any requirement to make a deduction or withholding.

     (b) If the United Kingdom Inland Revenue or any other taxing authority brings into any charge to taxation any sum payable under the indemnity contained in subclause (2) (otherwise than as described at paragraph
          (a)), the relevant payer shall pay such additional amount as will ensure that after deduction of the tax so chargeable there shall remain a sum equal to the amount that would otherwise have been payable under subclause (2)(c) save where the amount payable relates to the income of the Underwriters which, if paid, would have been subject to tax.

     (c) To the extent that an Indemnified Person subsequently receives and retains any tax credit, allowance, repayment or relief as a result of the Sellers, the Company or any Executive Director (as the case may be) paying to the Indemnified Person such additional amount as is referred to in paragraphs (a) or (b) above or as a result of the deduction or withholding giving rise to the payment of such additional amount, the Indemnified Person shall pay to the Sellers, the Company or any Executive Director (as the case may be) so much of the economic benefit from that tax credit, allowance, repayment or relief, together with any interest or repayment supplement, which the Indemnified Person has received as does not exceed such additional amount

          (any question as to the accrual or amount of any such economic benefit, the order and manner of making any claim for any tax credit, allowance, repayment or relief, and the timing of any payment, being determined by the relevant Indemnified Person's auditors or the Sponsor's auditors, if the relevant Indemnified Person does not have auditors).

(6) In this clause "liability" means any kind of liability, any kind of claim, demand or proceeding (including one made or commenced by the relevant person concerned) or any expense, whether incurred in connection with any claim, demand or proceeding, obtaining any form of advice or otherwise.

(7) The consent of each Indemnified Person (other than the Sponsor and the Underwriters) is not necessary for any variation (including any release or compromise in whole or in part of any liability) or termination of this clause.

                                 Stabilisation
                                 -------------
(1) On or before the Stabilisation Period End Date, to the extent permitted by applicable laws and regulations, the Sponsor or its agents shall be entitled (but not obliged) to:

     (a) offer Shares in excess of the aggregate number otherwise required to be issued or sold under the Global Offer; and/or

     (b)  over-allocate Shares under the Global Offer or otherwise; and/or

     (c)  create a short position in respect of the Shares; and/or

     (d) itself or through its agents, effect transactions in Shares or other securities in any securities market or over-the-counter market or on any stock exchange or otherwise with a view to stabilising or maintaining the price of the Shares or other securities at a level which might not otherwise prevail in the open market; and/or

     (e) hedge any positions in the Shares or other securities and cover or close-out or liquidate any such positions or hedging transactions (including, for the avoidance of doubt, by making sales of Shares or other securities); and

     (f) in order to effect or facilitate any such transactions of the kind referred to in sub-paragraphs (d) and (e), borrow in the name or for the account of any Underwriter,

     (any such transactions are referred to in this agreement as "Stabilisation
          Transactions").

(2) In carrying out Stabilisation Transactions the Sponsor shall act as principal and neither the Sponsor nor its agents shall act as the agents of the Sellers, the Company, the Underwriters or any other person. Subject to this agreement, the exercise of the powers of the Sponsor pursuant to subclause (1) (including, without limitation, the decision whether or not to exercise such powers) shall be at the absolute discretion of the Sponsor and its agents and neither the Sponsor nor any of its employees or agents shall be responsible or liable to, or owe any duties to, the Sellers, the Company, the Directors, any Underwriter or any other person in respect thereof (including, without limitation, in relation to the timing of any Stabilisation Transaction or the amount of any stabilisation loss).

                                      VAT
                                      ---
(1) Whenever a person is obliged to pay any fee, commission or other sum to the Underwriters under this agreement for any supply of services rendered by the Underwriter to that person and any VAT is properly charged on it that person shall also pay to the Underwriters an amount equal to that VAT on receipt of a valid VAT invoice.

(2) Whenever a person is obliged to pay a sum to the Underwriters under this agreement as reimbursement for any fee, cost, charge or expense (the "Relevant Cost") that person shall also pay to the relevant Underwriter an amount which:

     (a) if for VAT purposes the Relevant Cost is consideration for a supply of goods or services made to the Underwriter and the Underwriter does not charge VAT on it under subclause (1), is equal to any input VAT incurred by the Underwriter on that supply which the Underwriter certifies that it is unable to recover from HM Customs & Excise (whether by repayment or credit); and

     (b) if for VAT purposes the Relevant Cost is a disbursement incurred by the Underwriter as agent on behalf of that person (other than in circumstances where the Underwriter acts as agent within the meaning of section 47(3) of the Value Added Tax Act 1994 and other than in circumstances where H.M. Customs and Excise treat the supply in respect of which the disbursement was incurred as a supply to the Underwriter acting as agent by virtue of that sub-section), is equal to any VAT paid on the Relevant Cost by the Underwriter, and, in the case of a payment under paragraph (b) above, the Underwriter shall use reasonable endeavours to procure that the actual supplier issues, a valid VAT invoice directly to that person.

                         Obligations of each Director
                         ----------------------------

     While he remains a director of the Company, each Director shall take all reasonable steps to ensure that during the period commencing on the date of this agreement until the Announcement Date, no person is appointed a director of the Company unless he has first executed an undertaking with the Sponsor (in such terms as the Sponsor may reasonably require) to comply with the continuing obligations of the Directors under this agreement.

                             Changes in Directors
                             --------------------
     The Company shall immediately inform the Sponsor if:

     (a) it is proposed to appoint any person a director of the Company before the Announcement Date; or

     (b) it is proposed that a Director should cease to be a director of the Company before the Announcement Date; or

     (c) any person is appointed or ceases to be a director of the Company at any time before the Announcement Date.

                              Service Agreements
                              ------------------
(1) The service agreements referred to in this clause are those of the Executive Directors referred to in paragraph 6.1 of the Price Range Prospectus.

(2) Except as disclosed in the Final Prospectus or with the Sponsor's prior written consent (such consent not to be unreasonably withheld), the Company shall not:

     (a) until the Announcement Date, agree to any increase in salary or other benefits under any service agreement; or

     (b) until the Announcement Date, agree to any material variation of any service agreement or to any Executive Director being released from any obligation or liability arising under any service agreement.

(3) The Company shall take any steps which the Sponsor reasonably requires to preserve or enforce its rights arising under or out of any service agreement, including the commencement of proceedings.

(4) Each Executive Director who is party to a service agreement undertakes with the Sponsor up to the Announcement Date to comply with it, not to do anything which would entitle the Company to terminate the agreement summarily for cause and, except with the Sponsor's prior written consent, not to terminate his employment before the end of the initial term set out in the agreement.

(5) Where the employer under a service agreement is not the Company but another Group company, the references in subclauses (2), (3) and (4) to the Company are replaced by references to that other Group company and the Company shall procure compliance by that other Group company with those subclauses.

                                  Compliance
                                  ----------
(1) The Company and each of the Directors (while he remains a director of the Company) shall comply with the statutory requirements referred to in subclause (2), and all requirements of the UK Listing Authority's Listing Rules (including those of the model code on directors' dealings in securities), the Combined Code, the CREST Rules and other requirements relating to CREST and the requirements of the City Code which affect the Company or (as the case may be) its directors.

(2) The statutory requirements for the purposes of subclause (1) are those of the Companies Act 1985, Part V of the Criminal Justice Act 1993, the Act and the CREST Regulations.

(3) The Company and each of the Directors (while he remains a director of the Company) shall use reasonable endeavours to ensure that (unless the Sponsor consents to such non-compliance) the Company complies with the Combined Code so as to ensure that the Company is not required to make any statement in financial reports and/or accounts for the financial year ending 31st December, 2000 or any subsequent financial periods to the effect that it has not complied with any aspect of that report.

                                    Notices
                                    -------
(1) Any notice or document to be served under this agreement may be delivered or it may be sent by post or facsimile transmission to the party to be served at the relevant address specified in subclause (4) or at any other address or fax number which the party to be served may have notified to the other parties in accordance with this clause. Any notice or other document sent by post shall be sent by prepaid first class recorded delivery post (if within the United Kingdom) or by prepaid airmail (if elsewhere).

(2)  Any such notice or document shall be deemed to have been served:

     (a)  if delivered, at the time of delivery; or

     (b) if sent by post, at 10.00 a.m. on the second Business Day after the day it is posted if sent within the United Kingdom, or at 10.00 a.m. (local time at the place of destination) on the fifth Business Day after it was put into the post if sent by airmail; or

     (c) if sent by facsimile transmission, at the expiration of 2 hours after the time of despatch, if despatched before 3.00 p.m. on any Business Day and in any other case at 10.00 a.m. on the Business Day following the date of despatch.

(3) In proving service it shall be enough to prove that delivery was made, that the envelope containing the notice or document was properly addressed and posted (either by prepaid first class recorded delivery post or by prepaid airmail, as the case may be) or that the facsimile transmission was properly addressed and despatched, as the case may be.

(4) The following are the addresses and fax numbers of the Company, the Directors, the Sellers and the Sponsor for the purposes of subclause (1):

     The Sellers                          The Sponsor                   The Company and the Directors
     RWH                                  20 Colombus Courtyard         C/o Robert Walters plc
     Strawinskylaan 3105                  London                        25 Bedford Street
     10772 Amsterdam                      E14 4DA                       London
     The Netherlands                                                    WC2E 9HP


     Fax: 0031 204 064555                 Fax: 020 7888 3504            Fax:  020 7915 8730

     Marked for the attention of:         Marked for the attention of:  Marked for the attention of:


     ABN Amro Trust Company (Netherlands) Ben Phillips                  Company Secretary
     B.V.

     FAIT

     1209 Orange Street
     Wilmington
     Delaware 19801
     USA

     Fax: To be advised

     Marked for the attention of:
     Corporation Trust Company

     in each case with a copy to:

     Edgewater Technology, Inc.
     234 Millsap Road
     Fayetteville
     AR 72703
     USA

     Fax: (00 1) 501 973 7909

     Marked for the attention of:
     Gordon Y. Allison


                                  Amendments
                                  ----------
(1) Subject to subclause (2), this agreement may be amended by agreement in writing between any Executive Director on behalf of the Company and the Directors, any executive officer on behalf of the Sellers (or any of them) and any director of the Sponsor on its behalf and on behalf of the Underwriters.

(2) An amending agreement does not need to be signed on behalf of the Directors or the Sellers if the amendment which it makes does not affect in any material respect the position under this agreement (or the other document being amended) of an Executive Director, a Non-Executive Director or of the Sellers (as the case may be).

(3) Subclauses (1) and (2) also apply to the documents listed in Schedule 5, any document in an Agreed Form, any other document connected with this agreement or the Global Offer and to any amending agreement entered into under subclause (1).

                                 Supplemental
                                 ------------
(1) Time shall be of the essence as regards any date or period originally fixed in this agreement or altered by this agreement.

(2) The Company undertakes with the Sponsor and the Underwriters to do all within its power to ensure that the other Group companies comply with those provisions of this agreement which are applicable to them.

(3) Nothing in this agreement excludes or restricts any right or remedy under the general law (including the Act) of the Sponsor or the Underwriters and the rights and remedies of the Sponsor and the Underwriters under this agreement are cumulative.

(4) None of the rights or obligations under this agreement may be assigned or transferred without the written consent of the other parties.

(5) It is acknowledged by the Sellers that nothing in this agreement constitutes the giving of investment advice by the Sponsor to the Sellers. This is without prejudice to the terms of the engagement letter between the Sellers and the Sponsor dated 19th June, 2000.

(6)  In this agreement "liabilities" includes obligations.

(7) Except as expressly contemplated by this agreement a person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

(8) This agreement may be executed in any number if counterparts, all of which, taken together, shall constitute one and the same agreement, and any party may enter into this agreement by executing a counterpart.

(9) This agreement is governed by and shall be construed in accordance with English law and each of the parties submits to the exclusive jurisdiction of the English courts for all purposes relating to this agreement.

AS WITNESS the hands of the parties (or their duly authorised representatives) on the date which appears first on page 1.

SIGNED by FRANK H.C. JANSEN             )

as duly authorised attorney for    )         FRANK H.C. JANSEN
RW HOLDING, CV.                    )
acting under the authority of that )
company in the presence of:        )


Name:   _____________________________

Address _____________________________

        _____________________________


SIGNED by PETER P. DE QUAIJ             )    PETER P. DE QUAIJ

as duly authorised attorney for    )
FAIT, L.L.C.                       )
acting under the authority of that )
company in the presence of:        )


Name:   _____________________________

Address _____________________________

        _____________________________




SIGNED by Russell Tenzer           )         RUSSELL TENZER
for and on behalf of               )
ROBERT WALTERS PLC                 )
in the presence of:                )


Name:    Antony Ceravolo

Address: 29 Ivor Place

         London

         NW1 6DA

SIGNED by Russell Tenzer
as duly authorised attorney for    )    RUSSELL TENZER
ROBERT WALTERS                     )
in the presence of:                )


Name:    Antony Ceravolo

Address: 29 Ivor Place

         London

         NW1 6DA


SIGNED by Russell Tenzer
as duly authorised attorney for    )    RUSSELL TENZER
GILES DAUBENEY                     )
in the presence of:                )


Name:    Antony Ceravolo

Address: 29 Ivor Place

         London

         NW1 6DA


SIGNED by Russell Tenzer
as duly authorised attorney for    )    RUSSELL TENZER
PETER GREENSLADE                   )
in the presence of:                )


Name:    Antony Ceravolo

Address: 29 Ivor Place

         London

         NW1 6DA

SIGNED by Russell Tenzer           )    RUSSELL TENZER
as duly authorised attorney for
DANIEL AFFOLTER                    )
in the presence of:                )


Name:    Antony Ceravolo

Address: 29 Ivor Place

         London

         NW1 6DA


SIGNED by Russell Tenzer                RUSSELL TENZER
as duly authorised attorney for    )
PHILIP AIKEN                       )
in the presence of:                )


Name:    Antony Ceravolo

Address: 29 Ivor Place

         London

         NW1 6DA



SIGNED by                               RUSSELL TENZER
RUSSELL TENZER                     )
in the presence of:                )


Name:    Antony Ceravolo

Address: 29 Ivor Place

         London

         NW1 6DA

SIGNED by Russell Tenzer                RUSSELL TENZER
as duly authorised attorney for    )
TIMOTHY BARKER                     )
in the presence of:                )


Name:    Antony Ceravolo

Address: 29 Ivor Place

         London

         NW1 6DA



SIGNED by BEN PHILLIPS             )    BEN PHILLIPS
as duly authorised attorney for    )
CREDIT SUISSE FIRST BOSTON         )
(EUROPE) LIMITED                   )
in the presence of:                )


Name:    Alison M. Beardsley

Address: One New Change

         London

         EC4M 9QQ


SIGNED by BEN PHILLIPS             )    BEN PHILLIPS
as duly authorised attorney for    )
WEST LB PANMURE LIMITED            )
in the presence of:                )


Name:    Alison M. Beardsley

Address: One New Change

         London

         EC4M 9QQ

SIGNED by BEN PHILLIPS             )    BEN PHILLIPS
as duly authorised attorney for    )
CHARTERHOUSE SECURITIES            )
LIMITED                            )
in the presence of:                )


Name:    Alison M. Beardsley

Address: One New Change

         London

         EC4M 9QQ